BROADWEBASIA, INC.

COMPLETES SHARE EXCHANGE TRANSACTION;

APPROVAL OF QUOTATIONS UNDER SYMBOL ‘BWBA’

LOS ANGELES, CA – March 19, 2008 - BroadWebAsia, Inc. (OTCBB: BWBA) (“BWA” or “the Company”), today announced completion of its share exchange transaction and approval of the Company’s OTCBB symbol “BWBA” on the over-the-counter bulletin board.

On February 12, 2008, BroadWebAsia, Inc. a British Virgin Islands company entered into a share exchange agreement following which all of the issued and outstanding capital stock of BWA was exchanged for shares of a publicly reporting company. Upon closing, BWA became a wholly-owned subsidiary and the parent company changed its name to BroadWebAsia, Inc., originally a Nevada corporation, that was reincorporated in Delaware.

About BroadWebAsia, Inc.

BroadWebAsia, Inc. is a diversified Internet company focused on online communities and online advertising in the People’s Republic of China (“PRC”). Internet entrepreneur and MySpace founder, Brad Greenspan, established BroadWebAsia in 2005 to focus on the development of web 2.0 properties and new media opportunities in the PRC.

Through direct ownership, commercial arrangements and joint ventures, the BroadWebAsia network is comprised of Hupo.TV (www.hupo.tv), Mofile (www.mofile.com), TYCY Games (www.tycygame.com), 9e3.com (www.9e3.com), Bbmao (www.bbmao.com), and ETE (www.ete.cn).

Hupo.TV and Mofile are two of the leading online video sharing sites in China in terms of monthly unique visitors. Mofile focuses primarily on user-generated content while Hupo.TV focuses primarily on proprietary content.

TYCY Games is a leading flash-based online casual games company that offers thousands of online casual games to its targeted 13-20 year old demographic.

9e3.com is an online social networking and community site also focusing on the 13-20 year old demographic.

Bbmao.com is a meta-search engine that sends queries to multiple search services and delivers search results in a logical and organized manner to its users. It also offers an integrated social bookmarking feature that allows people to share bookmarks with one another. Bbmao.com was selected as one of Red Herring Magazine’s Top 100 companies in Asia in 2006.

ETE is a leading advertising serving and services company serving online advertising to more than 23,000 websites in China. ETE is the owner of the AdSky technology and also operates the affiliate marketing website, www.pv.com.cn.

ABOUT BROADWEBASIA

Chairman, Founder, and largest shareholder Brad Greenspan started building the core of BroadWebAsia in 2005. Today, headquartered in Beijing, BroadWebAsia’s CEO Peter Schloss leads an online entertainment-focused network that in February 2008 received over 70 million unique visitors per month and generated more than 500 million monthly page views as reported by third party analytics.

ABOUT BRAD GREENSPAN

Brad Greenspan is a Los Angeles-based Internet Entrepreneur and founder of MySpace. Greenspan also has a majority stake in privately held Live Universe, Inc. that along with BroadWebAsia, reaches approximately 100 million unique users each month across the U.S./Europe/Asia. Brad also is Chairman of Borba Nutraceuticals which recently rolled out a distribution deal with Anheuser Busch and received a strategic investment by Liberty Media’s QVC Group. More information can be found at http://www.bradgreenspan.com.

About LiveUniverse

LiveUniverse is one of the world’s largest online entertainment networks, led by Brad Greenspan. LiveUniverse operates several successful and popular websites across three core verticals: Video, Social Networking & Music. The LiveUniverse network is visited and reaches over 40 million unique visitors per month and over 400 million page views. LiveUniverse’s flagship site is the new Online Social Entertainment Community LiveVideo.com

Forward-Looking Statements

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the effect of general economic and business conditions.

Information regarding market and industry statistics contained in this release is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure readers of the accuracy or completeness of the data included in this release. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward-looking statement. As a result, readers should not place undue reliance on these forward-looking statements.

More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the Risk Factor section of the company’s Current Report on Form 8-K/A filed with the SEC on February 29, 2008. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. All forward-looking statements included in this release are made as of the date of this press release, and we assume no obligation to update any such forward-looking statements.

Contact:

Kathy Price

Financial Relations Board

(213) 486-6547

Source: BroadWebAsia